Exhibit 23.3

RP® FINANCIAL, LC.
Financial Services Industry Consultants

July 17, 2008

Board of Directors

Campello Bancorp, Inc.

The Community Bank

1265 Belmont Street

Brockton, Massachusetts 02301

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1 for Campello Bancorp, Inc. and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our Appraisal in such filings including the prospectus of Campello Bancorp, Inc.

Sincerely,
RP® FINANCIAL, LC.

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